Exhibit 23

                         CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in the Registration Statement of CARPET CLEANING DEPOT CORP. on Form SB-2 of our report dated July 18, 2002 relating to our audit of the financial statements of CARPET CLEANING DEPOT CORP. (a development stage enterprise) as of June 30, 2002, and the related statements of operations, stockholders' equity, and cash flows for the period from May 23, 2002 (inception) to June 30, 2002 which appear in such Form SB-2. We also consent to the reference to us under the heading "Experts" in such Form SB-2.


/s/ Rogoff & Company, P.C.

NEW YORK, NEW YORK
DECEMBER 6, 2002